FORM 3 (continued)

                                                                    EXHIBIT 99.1

                             Joint Filer Information

Pursuant to General Instruction 5(b)(v) to Form 3, the following reporting persons (the "Reporting Persons") are covered by this joint filing:

SC IX.I Management LLC
Sequoia Capital Entrepreneurs Annex Fund

The address for each Reporting Person is:

c/o Sequoia Capital
3000 Sand Hill Road
Menlo Park, CA 94025